Term sheet To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 102-II dated August 4, 2008	Term Sheet to Product Supplement No. 102-II Registration Statement No. 333-130051 Dated August 4, 2008; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Principal Protected Dual Directional Notes Linked to a Weighted Basket Consisting of Three Commodities and Three Commodity Indices due August 30, 2013

General

  Senior unsecured obligations of JPMorgan Chase & Co. maturing August 30, 2013*.
  Cash payment at maturity of principal plus the Additional Amount, as described below.
  The notes are designed for investors who seek exposure to any appreciation or depreciation of a weighted diversified basket of commodities and commodity indices composed of Crude Oil, Aluminum, Copper, the S&P GSCI™ Precious Metals Index Excess Return, the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Agriculture Index Excess Return over the term of the notes. Investors should be willing to forgo interest payments while seeking full principal protection plus a likely positive return at maturity.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes are expected to price on or about August 26, 2008 and are expected to settle on or about August 29, 2008.

Key Terms

Basket:

The notes are linked to a weighted Basket consisting of WTI Crude Oil (“Crude Oil,” Bloomberg symbol “CL1”), Primary Aluminum (“Aluminum,” Bloomberg symbol “LOAHDY”), Copper Grade A (“Copper,” Bloomberg symbol “LOCADY”) (each a “Basket Commodity,” and together, the “Basket Commodities”); the S&P GSCI™ Precious Metals Index Excess Return (“S&P GSCI™ Precious Metals,” Bloomberg symbol “SPGCPMP”), the S&P GSCI™ Livestock Index Excess Return (“S&P GSCI™ Livestock,” Bloomberg symbol “SPGCLVP”) and the S&P GSCI™ Agriculture Index Excess Return (“S&P GSCI™ Agriculture,” Bloomberg symbol “SPGCAGP”), (each a “Basket Index,” and together, the “Basket Indices”) (each Basket Commodity and each Basket Index, a “Basket Component,” and together, the “Basket Components”).

Component Weightings:

The Crude Oil Weighting is 25%, the Aluminum Weighting is 15%, the Copper Weighting is 15%, the Precious Metals Weighting is 15%,the Livestock Weighting is 15% and the Agriculture Weighting is 15% (each a “Component Weighting,” and collectively, the “Component Weightings”).

Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount.
Additional Amount:

The Additional Amount per $1,000 principal amount note paid at maturity will equal:

(i) If the Ending Basket Level is greater than the Starting Basket Level, $1,000 x the Basket Return x the Upside Participation Rate; or

(ii) If the Ending Basket Level is equal to or less than the Starting Basket Level, $1,000 x the Absolute Basket Return x the Downside Participation Rate.

Upside Participation Rate:	At least 120%. The actual Upside Participation Rate will be determined on the pricing date and will not be less than 120%.
Downside Participation Rate:	The Downside Participation Rate will be determined on the pricing date and will not be less than 20% or greater than 30%.
Basket Return:	Ending Basket Level — Starting Basket Level Starting Basket Level
Absolute Basket Return:	Absolute value of the Basket Return. For example, if the Basket Return is -15%, the Absolute Basket Return will be 15%.
Starting Basket Level:	Set equal to 100 on the pricing date, which is expected to be on or about August 26, 2008.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	The Basket Closing Level on any trading day will be calculated as follows:

100 x [1 + (Crude Oil Return * Crude Oil Weighting) + (Aluminum Return * Aluminum Weighting) + (Copper Return * Copper Weighting) + (Precious Metals Return * Precious Metals Weighting) + (Livestock Return * Livestock Weighting) + (Agriculture Return * Agriculture Weighting)]

The returns set forth in the formula above reflect the performance of each Basket Component from the relevant settlement price or closing level on the pricing date to the relevant settlement price or closing level on such trading day. For more information on the calculation of the returns for the Basket Components, see “Selected Purchase Considerations — Component Returns” in this term sheet.

Observation Date:	August 27, 2013*
Maturity Date:	August 30, 2013*
CUSIP:	48123LJS4
*	Subject to postponement in the event of a market disruption event as described under "Description of Notes — Payment at Maturity" in the accompanying product supplement no. 102-II, or early acceleration in the event of a hedging disruption event as described under "General Terms of Notes — Consequences of a Hedging Disruption Event" in the accompanying product supplement no. 102-II and in "Selected Risk Considerations — Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes" in this term sheet.

Investing in the Principal Protected Dual Directional Notes involves a number of risks. See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 102-II and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)	If the notes priced today, and assuming a Downside Participation Rate of 20%, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $44.00 per $1,000 principal amount note and may use a portion of that commission to allow selling concessions to other dealers of approximately $2.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. The other dealers may forgo, in their sole discretion some or all of their selling concessions. The actual commission received by JPMSI may be more or less than $44.00 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions that may be allowed to other dealers, exceed $45.00 per $1,000 principal amount note. See “Underwriting” beginning on page PS-63 of the accompanying product supplement no. 102-II.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

August 4, 2008

Additional Terms Specific to the Notes

You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 102-II dated August 4, 2008 This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 102-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 102-II dated August 4, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208003904/e32498_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 102-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

  PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 100% of the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  APPRECIATION POTENTIAL — At maturity, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to either (1) if the Ending Basket Level is greater than the Starting Basket Level, $1,000 x the Basket Return x the Upside Participation Rate† or (2) if the Ending Basket Level is equal to or less than the Starting Basket Level, $1,000 x the Absolute Basket Return x the Downside Participation Rate††.
  † The Upside Participation Rate will be determined on the pricing date and will not be less than 120%.
  †† The Downside Participation Rate will be determined on the pricing date and will not be less than 20% or greater than 30%.
  POTENTIAL FOR A POSITIVE RETURN AT MATURITY EVEN IF THE BASKET RETURN IS NEGATIVE — If the Ending Basket Level is less than the Starting Basket Level, then the Additional Amount will be calculated based on the Absolute Basket Return, which will always be a positive number. For example, if the Basket Return is -15%, the Absolute Basket Return will be 15%. Under these circumstances you will receive more than the principal amount of your notes at maturity, even though the Basket Return is negative.
  COMPONENT RETURNS — The Crude Oil Return reflects the performance of Crude Oil, expressed as a percentage, from the official U.S. dollar cash buyer settlement price per barrel of the first nearby WTI light sweet crude oil futures contract quoted by the New York Mercantile Exchange (the “NYMEX”) on the pricing date to the official U.S. dollar cash buyer settlement price per barrel of the first nearby WTI light sweet crude oil futures contract quoted by the NYMEX on the Observation Date. Each of the Aluminum Return and the Copper Return reflects the performance of the relevant Basket Commodity, expressed as a percentage, from the official U.S. dollar cash buyer settlement price per metric ton quoted by the London Metal Exchange (the “LME”) on the pricing date for such Basket Commodity to the official U.S. dollar cash buyer settlement price per metric ton quoted by the LME for such Basket Commodity on the Observation Date. Each of the Precious Metals Return, Livestock Return and Agriculture Return reflects the performance of the S&P GSCI™ Precious Metals Index Excess Return, the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Agriculture Index Excess Return, respectively, expressed as a percentage, from the closing level of the relevant Basket Index on the pricing date to the closing level of such Basket Index on the Observation Date. For additional information, see “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 102-II.

JPMorgan Structured Investments — Principal Protected Dual Directional Notes Linked to a Weighted Basket Consisting of Three Commodities and Three Commodity Indices	TS-1

  DIVERSIFICATION OF THE BASKET COMPONENTS — Because Crude Oil makes up 25% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of Crude Oil.
  The return on the notes is linked to a weighted basket consisting of three commodities—Aluminum and Copper, which are traded on the LME, and Crude Oil, which is traded on NYMEX—and three commodity indices—the S&P GSCI™ Precious Metals Index Excess Return, the S&P GSCI™ Livestock Index Excess Return and the S&P GSCI™ Agriculture Index Excess Return. The value of the Basket is based on the Component Returns described above. Each of the Basket Indices is a sub-index of the S&P GSCI™, a composite index of commodity sector returns,   calculated, maintained and published daily by Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”). The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. Each of the Basket Indices reflects the excess return that is potentially available through an unleveraged investment in the futures contracts relating to the relevant component commodity of the S&P GSCI™. The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI™ Precious Metals Index Excess Return represents the precious metals commodity components of the S&P GSCI™, including Gold and Silver. The S&P GSCI™ Livestock Index Excess Return represents the livestock commodity components of the S&P GSCI™, including live cattle, feeder cattle and lean hogs, which are “non-storable” commodities. The S&P GSCI™ Agriculture Index Excess Return represents the agricultural commodity components of the S&P GSCI™, including Wheat (Chicago Wheat), Red Wheat (Kansas Wheat), Corn, Soybeans, Cotton, Sugar, Coffee and Cocoa. For additional information about each Basket Component, see the information set forth under “The Basket Components” in the accompanying product supplement no. 102-II.
  TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 102-II. Subject to the limitations described therein, in the opinion of our special tax counsel, Davis Polk & Wardwell, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us, although we may not make any payments with respect to the notes until maturity. Interest included in income will increase your basis in the notes. Generally, amounts received at maturity or earlier sale or disposition in excess of your basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, which may be subject to limitations. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between their basis in the notes and the notes’ adjusted issue price.
  COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on August 1, 2008 and we had determined the comparable yield on that date, it would have been an annual rate of 5.52%, compounded semiannually. The actual comparable yield that we will determine for the notes may be more or less than 5.52%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, any of the Basket Components, any of the futures contracts underlying the Basket Indices or any futures contracts on, exchange-traded or over-the-counter instruments based on, or other instruments linked to, any of the Basket Components for which there is an active secondary market. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 102-II dated August 4, 2008.

  MARKET RISK — The return on the notes at maturity is linked to the performance of the Basket, and will depend on whether and the extent to which the Ending Basket Level is less than, equal to, or greater than the Starting Basket Level. IF THE ENDING BASKET LEVEL IS EQUAL TO OR LESS THAN THE STARTING BASKET LEVEL, YOU WILL RECEIVE A RETURN ON YOUR INVESTMENT THAT WILL NOT BE LESS THAN 20%†† OR GREATER THAN 30%†† OF THE ABSOLUTE BASKET RETURN.
  CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the value of the other Basket Components may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components, particularly if the Basket Component or Components that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be different from the Starting Basket Level. If the Basket Return is flat, you will only receive the principal amount of your notes at maturity.

JPMorgan Structured Investments — Principal Protected Dual Directional Notes Linked to a Weighted Basket Consisting of Three Commodities and Three Commodity Indices	TS-2

  INVESTMENTS RELATED TO THE VALUE OF THE BASKET COMPONENTS MAY BE MORE VOLATILE THAN TRADITIONAL SECURITIES INVESTMENTS — The value of each Basket Component is subject to variables that may be less significant to the values of traditional securities such as stocks and bonds, and where the return on the securities is not related to commodities or commodities futures contracts. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices and commodity-linked indices than on traditional securities. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities and may cause the values of the Basket Components to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates.
  COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie or compose the Basket Components are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Basket Components. The United States Congress is currently considering legislation that might, if enacted, subject certain market participants to limits on their ability to participate in the commodity futures markets. We or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we will have the right, but not the obligation, to accelerate the payment on your notes. If the payment on your notes is accelerated, the payment you receive may be less than the payment you would otherwise be entitled to receive at maturity, but in no event less than $1,000 per $1,000 amount note, and you may not be able to reinvest your money in a comparable investment. Please see "General Terms of Notes — Consequences of a Hedging Disruption Event" in the accompanying product supplement no. 102-II for more information.
  THE MARKET PRICE OF CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the Crude Oil futures contract makes up 25% of the Basket, we expect that generally the market value of the notes will depend in part on the market price of crude oil. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Prices can change rapidly due to crude oil supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. Crude oil prices are determined with significant influence by the Organization of Petroleum Exporting Countries (“OPEC”). OPEC has the potential to influence crude oil prices worldwide because its members possess a significant portion of the world’s crude oil supply.
  NO INTEREST PAYMENTS OR RIGHTS IN THE BASKET COMMODITIES, OR THE COMMODITIES UPON WHICH THE FUTURES CONTRACTS THAT COMPOSE THE BASKET INDICES ARE BASED OR CERTAIN OTHER COMMODITY-RELATED CONTRACTS — As a holder of the notes, you will not receive any interest payments, and you will not have any rights that owners of the Basket Commodities or the commodities upon which the futures contracts that compose the Basket Indices are based or holders of forward or futures contracts on or other instruments linked to the Basket Commodities or such commodities have.  The return on your notes will not reflect the return you would realize if you actually purchased the Basket Commodities or the commodities upon which the futures contracts that compose the Basket Indices are based, or exchange-traded or over-the-counter instruments based on any of the Basket Components.
  HIGHER FUTURE PRICES OF COMMODITIES INCLUDED IN THE BASKET INDICES RELATIVE TO THEIR CURRENT PRICES MAY LEAD TO A DECREASE IN THE PAYMENT AT MATURITY OF THE NOTES — As the contracts that underlie the Basket Indices come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling.” Excluding other considerations, if the market for these contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the Basket Indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, some of the commodities reflected in the Basket Indices have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which prices are higher in more distant delivery months than in nearer delivery months. Commodities may also fluctuate between backwardation and contango markets. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Basket and, accordingly, the payment at maturity of the Notes.
  CHANGES IN THE COMPOSITION AND VALUATION OF THE S&P GSCI™ MAY ADVERSELY AFFECT THE PAYMENT AT MATURITY AND/OR THE MARKET VALUE OF THE NOTES — The composition of the S&P GSCI™ and its sub-indices (including the Basket Indices) may change over time, as additional futures contracts satisfy the eligibility criteria or futures contracts currently included in the S&P GSCI™ fail to satisfy such criteria. The weighting factors applied to each commodity included in the Basket Indices change annually, based on changes in commodity production statistics. In addition, S&P, in consultation with its Advisory Panel, may modify the methodology for determining the composition and weighting of the Basket Indices and for calculating their value in order to assure that the Basket Indices represent a measure of the performance over time of the markets for the underlying commodities. A number of modifications to the methodology for determining the contracts to be included in the Basket Indices, and for valuing Basket Indices, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the payment at maturity and/or the market value of the Notes.

JPMorgan Structured Investments — Principal Protected Dual Directional Notes Linked to a Weighted Basket Consisting of Three Commodities and Three Commodity Indices	TS-3

  EACH OF THE BASKET INDICES MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITIES THAN A BROADER COMMODITIES INDEX — Each of the Basket Indices may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI™. In contrast to the S&P GSCI™, which includes contracts on the principal physical commodities that are actively traded, each of the Basket Indices is comprised of contracts on only a portion of such physical commodities. As a result, price volatility in the contracts included in the S&P GSCI™ will likely have a greater impact on each Basket Index than it would on the broader S&P GSCI™, and each Basket Index individually will be more susceptible to fluctuations and declines in value of the physical commodities included in such Basket Index. In addition, because each of the Basket Indices omit principal market sectors comprising the S&P GSCI™, they may be less representative of the economy and commodity markets as a whole and might therefore not serve as a reliable benchmark for commodity market performance generally.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the volatility, frequency and magnitude of changes in the value of the Basket Components;
    supply and demand trends for each Basket Component at any time;
    the market price of the Basket Commodities and the physical commodities upon which the futures contracts that compose the Basket Indices are based or the exchange traded futures contracts on such commodities;
    a variety of economic, financial, political and regulatory, geographical, meteorological or judicial events;
    interest and yield rates in the market generally;
    the time remaining to the maturity of the notes; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Principal Protected Dual Directional Notes Linked to a Weighted Basket Consisting of Three Commodities and Three Commodity Indices	TS-4

Sensitivity Analysis — Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 principal amount note for a hypothetical range of performances for the Basket Return from -80% to +80% and assumes an Upside Participation Rate of 120% and a Downside Participation Rate of 20%. The Upside Participation Rate will be determined on the pricing date and will not be less than 120%. The Downside Participation Rate will be determined on the pricing date and will not be less than 20% or greater than 30%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Absolute Basket Return	Basket Return x Upside Participation Rate (120%)	Absolute Basket Return x Downside Participation Rate (20%)	Additional Amount		Principal		Payment at Maturity

180	80.00%	80.00%	96.00%	N/A	$960.00	+	$1,000	=	$1,960.00
170	70.00%	70.00%	84.00%	N/A	$840.00	+	$1,000	=	$1,840.00
160	60.00%	60.00%	72.00%	N/A	$720.00	+	$1,000	=	$1,720.00
150	50.00%	50.00%	60.00%	N/A	$600.00	+	$1,000	=	$1,600.00
140	40.00%	40.00%	48.00%	N/A	$480.00	+	$1,000	=	$1,480.00
130	30.00%	30.00%	36.00%	N/A	$360.00	+	$1,000	=	$1,360.00
120	20.00%	20.00%	24.00%	N/A	$240.00	+	$1,000	=	$1,240.00
115	15.00%	15.00%	18.00%	N/A	$180.00	+	$1,000	=	$1,180.00
110	10.00%	10.00%	12.00%	N/A	$120.00	+	$1,000	=	$1,120.00
100	0.00%	0.00%	0.00%	0.00%	$0.00	+	$1,000	=	$1,000.00
90	-10.00%	10.00%	N/A	2.00%	$20.00	+	$1,000	=	$1,020.00
80	-20.00%	20.00%	N/A	4.00%	$40.00	+	$1,000	=	$1,040.00
70	-30.00%	30.00%	N/A	6.00%	$60.00	+	$1,000	=	$1,060.00
60	-40.00%	40.00%	N/A	8.00%	$80.00	+	$1,000	=	$1,080.00
50	-50.00%	50.00%	N/A	10.00%	$100.00	+	$1,000	=	$1,100.00
40	-60.00%	60.00%	N/A	12.00%	$120.00	+	$1,000	=	$1,120.00
30	-70.00%	70.00%	N/A	14.00%	$140.00	+	$1,000	=	$1,140.00
20	-80.00%	80.00%	N/A	16.00%	$160.00	+	$1,000	=	$1,160.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100, the Additional Amount is equal to $240 and the final payment at maturity is equal to $1,240 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x [(120-100)/100] x 120%) = $1,240

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 60. Because the Ending Basket Level of 60 is lower than the Starting Basket Level of 100, the Additional Amount is equal to $80 and the final payment at maturity is equal to $1,080 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x absolute value of [(60-100)/100] x 20%) = $1,080

Example 3: The Ending Basket Level is 100. Because the Ending Basket Level of 100 is the same as the Starting Basket Level, the final payment at maturity is equal to $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments — Principal Protected Dual Directional Notes Linked to a Weighted Basket Consisting of Three Commodities and Three Commodity Indices	TS-5

Historical Information

The following graphs show the historical weekly performance of each Basket Component as well as the Basket as a whole, from January 3, 2003 through August 1, 2008. The graph of the historical Basket performance assumes the Basket level on January 3, 2003 was 100 and the Component Weightings specified on the cover of this term sheet on that date. The Crude Oil settlement price on August 1, 2008 was $125.10. The Aluminum settlement price on August 1, 2008 was $2872.50. The Copper settlement price on August 1, 2008 was $8096. The closing level of the S&P GSCI™ Precious Metals Index Excess Return on August 1, 2008 was 140.1764. The closing level of the S&P GSCI™ Livestock Index Excess Return on August 1, 2008 was 302.4244. The closing level of the S&P GSCI™ Agriculture Index Excess Return on August 1, 2008 was 82.19736. We obtained the various settlement prices and closing levels for the various Basket Components from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The historical settlement prices and closing levels of the Basket Components and the Basket should not be taken as an indication of future performance, and no assurance can be given as to the settlement price or closing level of any Basket Component on the Observation Date. Although unlikely, we cannot give you assurance that the performance of the Basket Components will result in the return of more than the principal amount of your notes.

JPMorgan Structured Investments — Principal Protected Dual Directional Notes Linked to a Weighted Basket Consisting of Three Commodities and Three Commodity Indices	TS-6